EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Record 2022 Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 23, 2023—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income for 2022 of $300.2 million or $4.78 diluted earnings per common share ($4.79 per share basic) compared to $253.9 million or $4.00 diluted earnings per common share ($4.01 per share basic), which represents an increase of 19.5 percent in diluted earnings per share and an 18.2 percent increase in net income over the corresponding period in 2021. Net income for the three months ended December 31, 2022 was $105.4 million or $1.69 diluted earnings per common share ($1.69 per share basic), compared to $56.5 million or $.89 diluted earnings per common share ($.90 per share basic) for the same period in 2021, representing an increase of 86.5 percent in net income and an 89.9 percent increase in diluted earnings per share.

Net income for the year ended December 31, 2022 was positively impacted by an increase in net interest income, which is primarily attributable to an increase in the size of our investment portfolio, interest earned on funds held at the Federal Reserve Bank, and an increase in loan interest income, of which the latter two have increased in line with Federal Reserve Board actions to raise interest rates throughout 2022.   Cost control initiatives to streamline operations and greater operational efficiencies in recent years have been complemented by the increase in interest income to achieve these results. We have continued to monitor economic conditions, including a possible recession,  impacting our loan portfolio and have factored those forecasts into our allowance for credit loss calculation to endeavor capturing the risk of potential losses in our portfolio arising from those uncertain economic conditions.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2022	2021	2020	2019
	(Dollars in thousands, except per share data)

Interest income	$525,781	$398,103	$427,008	$492,401
Interest expense	(38,156)	(26,831)	(39,119)	(58,629)
Net interest income	487,625	371,272	387,889	433,772
Provision for probable loan losses	(21,651)	(7,955)	(45,379)	(18,843)
Non-interest income	187,134	222,326	150,579	154,826
Non-interest expense	(270,469)	(263,316)	(281,331)	(309,801)

Income before income taxes	382,639	322,327	211,758	259,954
Income taxes	(82,407)	(68,405)	(44,439)	(54,850)
Net income	$300,232	$253,922	$167,319	$205,104

Net income per common share
Basic	$4.79	$4.01	$2.63	$3.13
Diluted	$4.78	$4.00	$2.62	$3.12

“Economic conditions impacting the global economy remain highly volatile and uncertain. We continue to monitor and manage expenses in line with our legacy commitment to expense control and remain focused on growing non-interest income to support our historically strong earnings performance. Non-interest income was positively impacted in 2021 by a one-time merchant banking event adding $55.9 million to total non-interest income in 2021. Our net interest margin has been positively impacted by the increases in interest rates on earning assets while confronting rising interest expense from increasing deposit rates, which we have raised in a very measured way. We have proven throughout these last three-plus years that our forward-looking vision and legacy commitment to expense control, along with the aggressive steps we took to reduce controllable expenses at the inception of the pandemic have been realized and resulted in a decrease of approximately 12.7 percent or $39.3 million in expenses for the year ended December 31, 2022 compared to December 31, 2019. In addition to this stellar performance, we are confident in our exceptionally strong capital position, significant liquidity, strong relationship deposit base, and responsive management strategies to position us for continued success,” said Dennis E. Nixon, president and CEO.

Total assets at December 31, 2022 were $15.5 billion compared to $16.0 billion at December 31, 2021. Total net loans were $7.3 billion at December 31, 2022 compared to $7.1 billion at December 31, 2021. Deposits were $12.7 billion at December 31, 2022 compared to $12.6 billion at December 31, 2021.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 167 facilities and 257 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.